Exhibit 10.54

March 19, 2007
Network Appliance, Inc.
495 East Java Drive
Sunnyvale, California 94089
Telephone (408) 822-6000
Ladies and Gentlemen:
     This master confirmation (“Master Confirmation”) dated as of March 19, 2007, is intended to supplement the terms and provisions of certain transactions (each, a “Transaction”) entered into from time to time between J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (“Seller”) and Network Appliance, Inc., a Delaware corporation (“Purchaser”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Exhibit A hereto, which references this Master Confirmation (the “Supplemental Confirmation”). This Master Confirmation and each Supplemental Confirmation together shall constitute a “Master Confirmation” as referred to in the Agreement specified below.
     This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between the Purchaser and Seller as to the subject matter and terms of each Transaction to which this Master Confirmation and the related Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
     This Master Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if the Seller and the Purchaser had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Execution Date set forth on any Supplemental Confirmation. The parties hereby agree that no Transaction other than the Transaction to which this Master Confirmation relates shall be governed by the Agreement.
     All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation relating to a Transaction except as expressly modified herein or in the related Supplemental Confirmation. If, in relation to any Transaction to which this Master Confirmation and related Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation and any Supplemental Confirmation, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; and (iii) the Agreement.
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

ARTICLE 1
Definitions
     Section 1.01 Definitions. As used in this Master Confirmation, the following terms shall have the following meanings:
     “10b-18 VWAP” means, (A) for any Trading Day described in clause (x) of the definition of Trading Day hereunder, the volume-weighted average price at which the Common Stock trades as reported in the composite transactions for the principal United States securities exchange on which such Common Stock is then listed (or, if applicable, the Successor Exchange on which the Common Stock has been listed in accordance with Section 7.01(c)), on such Trading Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent, or (B) for any Trading Day that is described in clause (y) of the definition of Trading Day hereunder, an amount determined in good faith by the Calculation Agent as 10b-18 VWAP. The Purchaser acknowledges that the Seller may refer to the Bloomberg Page “NTAP UQ <Equity> AQR SEC” (or any successor thereto), in its reasonable judgment, for such Trading Day to determine the 10b-18 VWAP.
“Additional Termination Event” has the meaning set forth in Section 7.01(a). “Agreement” has the meaning set forth in the third paragraph of this Master Confirmation. “Affected Party” has the meaning set forth in Section 14 of the Agreement. “Affected Transaction” has the meaning set forth in Section 14 of the Agreement.
     “Affiliated Purchaser” means any “affiliated purchaser” (as such term is defined in Rule 10b18) of the Purchaser.
     “Alternative Termination Delivery Unit” means (i) in the case of a Termination Event (other than a Merger Event or Nationalization) or Event of Default (as defined in the Agreement), one share of Common Stock and (ii) in the case of a Merger Event or Nationalization, a unit consisting of the number or amount of each type of property received by a holder of one share of Common Stock in such Merger Event or Nationalization; provided that if such Merger Event involves a choice of consideration to be received by holders of the Common Stock, an Alternative Termination Delivery Unit shall be deemed to include the amount of cash received by a holder who had elected to receive the maximum possible amount of cash as consideration for his shares.
     “Averaging Period” means the period of consecutive Trading Days from and including the first Trading Day following the Hedging Completion Date to and including the Valuation Completion Date.
     “Bankruptcy Code” has the meaning set forth in Section 9.07.
     “Business Day” means any day on which the Exchange is open for trading.
     “Calculation Agent” means JPMorgan Chase Bank, National Association.

“Common Stock” has the meaning set forth in Section 2.01. “Communications Procedures” has the meaning set forth in Annex A hereto.
     “Contract Period” means the period commencing on and including the Execution Date and ending on and including the date all payments or deliveries of shares of Common Stock pursuant to Article 3 or Section 7.03 have been made.
     “Default Notice Day” has the meaning set forth in Section 7.02(a).
     “De-Listing” has the meaning set forth in Section 7.01(c).
     “Disrupted Day” means a Scheduled Trading Day during the Contract Period that, as a result of the definition of Trading Day (whether because of a suspension of transactions pursuant to Section 4.02 of this Master Confirmation or otherwise), is not a Trading Day.
     “Early Termination Date” has the meaning set forth in Section 14 of the Agreement.
“Event of Default” has the meaning set forth in Section 14 of the Agreement. “Exchange” means the NASDAQ National Market.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Execution Date” has the meaning set forth in Section 2.01.
     “Expiration Date” means the first Scheduled Trading Day following the number of days following the Hedging Period as set forth on the applicable Supplemental Confirmation under the heading “Number of Days in Averaging Period” (the “Scheduled Expiration Date”); provided, however, if any Scheduled Trading Day during the Contract Period is a Disrupted Day, then the Expiration Date shall be extended by one Scheduled Trading Day for each such Disrupted Day; provided, further, if more than eight Scheduled Trading Days during the Contract Period are Disrupted Days, then on the eighth Scheduled Trading Day following the Scheduled Expiration Date, if a Valuation Completion Date has not yet occurred, an Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and a Transaction is the sole Affected Transaction.
     “Hedging Completion Date” means the Trading Day on which the Seller completes the establishment of its initial hedge position with respect to a Transaction.
     “Hedging Price” means the volume weighted average of the per share prices at which the Seller (or an affiliate of the Seller) purchases shares of Common Stock during the Hedging Period to establish Seller’s initial hedge position with respect to a Transaction.
     “Hedging Period” has the meaning set forth in Section 2.04(a).
     “Indemnified Person” has the meaning set forth in Section 9.02.
     “Indemnifying Party” has the meaning set forth in Section 9.02.
     “Initial Payment Date” means the first Business Day immediately following the Execution Date.

     “Master Confirmation” has the meaning set forth in the first paragraph of this letter agreement.
     “Merger Event” has the meaning set forth in Section 7.01(d).
     “Minimum Delivery Number” means the number of shares of Common Stock, rounded down to the nearest integer, equal to (A) the Purchase Price divided by (B) the Upside Threshold.
     “Nationalization” has the meaning set forth in Section 7.01(e).
     “Obligations ” has the meaning set forth in Section 9.02.
     “Purchase Price” has the meaning set forth in Section 2.01.
     “Purchaser” has the meaning set forth in the first paragraph of this Master Confirmation.
     “Regulation M” means Regulation M under the Exchange Act.
     “Rule 10b-18” means Rule 10b-18 promulgated under the Exchange Act (or any successor rule thereto).
     “Scheduled Trading Day” means any day on which each national securities exchange on which any securities of the Purchaser are traded is scheduled to be open for trading for their respective regular trading sessions.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” has the meaning set forth in the first paragraph hereto.
     “Seller Termination Share Purchase Period” has the meaning set forth in Section 7.03.
“Share De-listing Event” has the meaning set forth in Section 7.01(c). “Successor Exchange” has the meaning set forth in Section 7.01(c).
     “Supplemental Confirmation” has the meaning set forth in the first paragraph of this Master Agreement.
     “Termination Amount” has the meaning set forth in Section 7.02(a).
     “Termination Event” has the meaning set forth in Section 14 of the Agreement.
     “Termination Price” means the value of an Alternative Termination Delivery Unit to the Seller, as determined by the Calculation Agent.

     “Trading Day” means (x) any Scheduled Trading Day (i) during which trading of any securities of the Purchaser on any national securities exchange has not been suspended, (ii) during which there has not been, in the Seller’s reasonable judgment, a material limitation in the trading of Common Stock or any options contract or futures contract related to the Common Stock, and (iii) during which there has been no suspension pursuant to Section 4.02 of this Master Confirmation, or (y) any day that, notwithstanding the occurrence of events contemplated in clauses (i), (ii) and (iii) of this definition, the Calculation Agent determines to be a Trading Day.
     “Transaction” has the meaning set forth in the first paragraph of this Master Confirmation.
     “Upside Threshold” means, subject to the proviso contained in Section 2.04(b), such percent of the Hedging Price as set forth in the applicable Supplemental Confirmation under the heading “Upside Threshold Percent.”
     “Upside Threshold Percent” shall mean the percent set forth in the applicable Supplemental Confirmation under the heading “Upside Threshold Percent.”
     “Valuation Completion Date” means the Trading Day, during the period commencing on the tenth (10th) Business Day following the Hedging Completion Date and ending on and including the Expiration Date, specified as such by the Seller, in its sole judgment, by delivering a notice designating such Trading Day as a Valuation Completion Date by the close of business on the Business Day immediately following such Business Day; provided, however, that if the Seller fails to validly designate the Valuation Completion Date prior to the Expiration Date, the Valuation Completion Date shall be the Expiration Date.
     “Valuation Number” has the meaning set forth in Section 3.01(b) of this Master Confirmation.
     “Valuation Price Adjustment Amount” shall mean the dollar amount set forth on the applicable Supplemental Confirmation representing the discount from the average of the 10b-18 VWAPs for all Trading Days in the Averaging Period.
     “VWAP Termination Price” shall be the price per share set forth on the applicable Supplemental Confirmation under the heading “VWAP Termination Price.”
ARTICLE 2
purchase of the stock
     Section 2.01 Purchase of the Stock. Subject to the terms and conditions of this Master Confirmation, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, on such date as set forth on the applicable Supplemental Confirmation under the heading “Execution Date” or on such other Business Day as the Purchaser and the Seller shall otherwise agree (the “Execution Date”), a number of shares of the Purchaser’s common stock, par value $0.001 per share (“Common Stock”), for an aggregate purchase price equal to such dollar amount as set forth on the applicable Supplemental Confirmation under the heading “Purchase Price” (the “Purchase Price”). The number of shares of Common Stock purchased by the Purchaser hereunder shall be determined in accordance with the terms of this Master Confirmation.
     Section 2.02 Initial Payments. On the Initial Payment Date, the Purchaser shall pay an amount equal to the Purchase Price to the Seller.
     Section 2.03 Conditions to Seller’s Obligations. The Seller’s obligations under this Agreement are subject to the conditions that (a) the representations and warranties made by the Purchaser in this Agreement shall be true and correct as of the date hereof and the Initial Payment and (b) the Seller shall have received an opinion of the counsel for the Purchaser, as of the date of this Master Confirmation, substantially to the effect set forth in Exhibit D.

     Section 2.04 Hedging Period. (a) On each Trading Day beginning on the first Trading Day immediately following the Initial Payment Date and ending on the Hedging Completion Date, an affiliate of the Seller shall effect, for the account of the Seller, purchases of shares of Common Stock to establish Seller’s initial position to hedge the Seller’s price and market risk in connection with a Transaction (the period of consecutive Trading Days on which such purchases for a Transaction are effected being collectively referred to as the “Hedging Period” for a Transaction).
          (b) At the conclusion of the Hedging Period, based on the amounts and prices at which an affiliate of the Seller effects purchases of shares of Common Stock during the Hedging Period to establish Seller’s initial hedge position in connection with a Transaction, the Calculation Agent shall determine the Hedging Price, the Upside Threshold and the Minimum Delivery Number for a Transaction.
          (c) On the first Business Day following the Hedging Completion Date, in addition to satisfying its obligations under Section 3.01(a), the Seller shall deliver to the Purchaser a pricing supplement to the applicable Supplemental Confirmation, substantially in the form of Exhibit B attached hereto, setting forth the Hedging Price, the Upside Threshold, the Minimum Delivery Number and the first day of the Averaging Period for such Transaction.
ARTICLE 3
Share Deliveries
     Section 3.01 Delivery of Shares. (a) On the first Business Day immediately following the Hedging Completion Date, the Seller shall deliver to the Purchaser the number of shares of Common Stock equal to the Minimum Delivery Number.
          (b) On the third Business Day immediately following the Valuation Completion Date, the Seller shall deliver to the Purchaser the number of shares of Common Stock equal to (i) the number of shares of Common Stock, rounded down to the nearest integer, equal to (x) the Purchase Price divided by (y) the average of the 10b-18 VWAPs for all Trading Days in the Averaging Period minus the dollar amount set forth on the applicable Supplemental Confirmation under the heading “Valuation Price Adjustment Amount.” (collectively, the “Valuation Number”), minus (ii) the Minimum Delivery Number; provided, however, that if the Valuation Number is less than the Minimum Delivery Number, the Valuation Number shall be equal to such Minimum Delivery Number.
          (c) Delivery pursuant to this Article 3 shall be effected in accordance with the Seller’s customary procedures.
ARTICLE 4
Market Transactions
     Section 4.01 Transactions by the Seller. (a) The parties agree and acknowledge that:
               (i) During the Hedging Period, the Averaging Period and any Seller Termination Share Purchase Period, the Seller (or its agent or affiliate) may effect transactions in shares of Common Stock in connection with this Master Confirmation. The timing of such transactions by the Seller, the price paid or received per share of Common Stock pursuant to such transactions and the manner in which such transactions are made, including without limitation whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of the Seller; provided that the Seller shall use good faith efforts to make all purchases of

Common Stock in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 as if such rule were applicable to such purchases.
               (ii) The Purchaser shall, at least one day prior to the first day of the Hedging Period, the Averaging Period or the Seller Termination Share Purchase Period, notify the Seller of the total number of shares of Common Stock purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) by or for the Purchaser or any of its Affiliated Purchasers during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Exhibit C hereto.
          (b) The Purchaser acknowledges and agrees that (i) all transactions effected pursuant to Section 4.01 hereunder shall be made in the Seller’s sole judgment and for the Seller’s own account and (ii) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such transactions, including, without limitation, the price paid or received per share of Common Stock pursuant to such transactions whether such transactions are made on any securities exchange or privately. It is the intent of the Seller and the Purchaser that all Transactions comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Master Confirmation and any Supplemental Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c) (1)(i)(B) and the Seller shall take no action that results in the Transaction not so complying with such requirements.
          (c) Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation, the Purchaser acknowledges and agrees that, on any day, the Seller shall not be obligated to deliver or receive any shares of Common Stock to or from the Purchaser and the Purchaser shall not be entitled to receive any shares of Common Stock from the Seller on such day, to the extent (but only to the extent) that after such transactions the Seller’s ultimate parent entity would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time on such day in excess of 4.99% of the outstanding shares of Common Stock. Any purported receipt or delivery of shares of Common Stock shall be void and have no effect to the extent (but only to the extent) that after any receipt or delivery of such shares of Common Stock the Seller’s ultimate parent entity would directly or indirectly so beneficially own in excess of 4.99% of the outstanding shares of Common Stock. If, on any day, any delivery or receipt of shares of Common Stock by the Seller is not effected, in whole or in part, as a result of this provision, the Seller’s and Purchaser’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as the Seller determines, in the reasonable determination of the Seller, that after such receipt or delivery its ultimate parent entity would not directly or indirectly beneficially own in excess of 4.99% of the outstanding shares of Common Stock.
     Section 4.02 Suspension of Transactions in Common Stock. (a) If the Seller, in its sole judgment, reasonably determines that it is appropriate with regard to any legal, regulatory or self — regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Seller) for the Seller to refrain from effecting transactions in Common Stock on any Business Day during the Contract Period or to effect such transactions on such Business Day at a volume lower than that otherwise effected by the Seller hereunder, the Seller (or its agent or affiliate) shall not effect transactions in shares of Common Stock with respect to any Transaction on such day or effect such transactions at a volume reasonably determined by the Seller in its sole judgment; provided that if the Seller decides to effect any transaction hereunder at such lower volume, the Calculation Agent shall be entitled to make appropriate adjustments to the term of such Transaction under Section 8.02 to reflect the effect of such diminished volume. The Seller shall notify the Purchaser of the exercise of the Seller’s rights pursuant to this Section 4.02(a) upon such exercise and shall subsequently notify the Purchaser on the day the Seller believes that the Seller may resume purchasing or selling or purchasing at the volume level anticipated at the outset of such Transaction, as applicable, Common Stock. The Seller shall not be obligated to communicate to the Purchaser the reason for the Seller’s exercise of its rights pursuant to this Section 4.02(a).
          (b) The Purchaser agrees that, during the Contract Period, neither the Purchaser nor any of its affiliates or agents shall make any distribution (as defined in Regulation M) of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M) or take any other action that would, in the view of the Seller, preclude purchases by the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases.
     Section 4.03 Purchases of Common Stock by the Purchaser. Without the prior written consent of the Seller, the Purchaser shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of Common Stock (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Common Stock during the Contract Period.
ARTICLE 5
Representations, Warranties And Agreements
     Section 5.01 Repeated Representations, Warranties and Agreements of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Seller, (i) on the date hereof, (ii) on any Execution Date and (iii) on any date on which the Purchaser elects to receive any delivery or payment pursuant to this Master Confirmation or any Supplemental Confirmation, that:
          (a) Disclosure; Compliance with Laws. The reports and other documents filed by the Purchaser with the SEC pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. The Purchaser is not in possession of any material nonpublic information regarding the Purchaser or the Common Stock.
          (b) Rule 10b5-1. The Purchaser acknowledges that (i) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Common Stock by the Seller (or its agent or affiliate) in connection with this Master Confirmation or any Supplemental Confirmation and (ii) the Purchaser is entering into the Agreement, this Master Confirmation and any Supplemental Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act. The Purchaser also acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no amendment, modification or waiver shall be made at any time at which the Purchaser or any officer or director of the Purchaser is aware of any material nonpublic information regarding the Purchaser or the Common Stock.

          (c) No Facilitation of Distribution. The Purchaser is not entering into this Master Confirmation or any Supplemental Confirmation to facilitate a distribution of the Common Stock (or any security convertible into or exchangeable for Common Stock) or in connection with a future issuance of securities.
          (d) No Manipulation. The Purchaser is not entering into this Master Confirmation or any Supplemental Confirmation to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock).
          (e) Regulation M. The Purchaser is not engaged in a distribution, as such term is used in Regulation M, that would preclude purchases by the Purchaser or the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases.
          (f) Board Authorization. The Purchaser is entering into this Master Confirmation and any Supplemental Confirmation in connection with its share repurchase program, which was approved by its board of directors and publicly disclosed, solely for the purposes stated in such board resolution and public disclosure. There is no internal policy of the Purchaser, whether written or oral, that would prohibit the Purchaser from entering into any aspect of the Transactions contemplated hereby or thereby, including, but not limited to, the purchases of shares of Common Stock to be made pursuant hereto or thereto.
          (g) Due Authorization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Master Confirmation has been duly authorized, executed and delivered by the Purchaser and (assuming due authorization, execution and delivery thereof by the Seller) constitutes a valid and legally binding obligation of the Purchaser. The Purchaser has all corporate power to enter into this Master Confirmation and any Supplemental Confirmation and to consummate the transactions contemplated hereby and thereby and to purchase the Common Stock in accordance with the terms hereof and thereof.
          (h) Certain Transactions . There has not been any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser that would fall within the scope of Rule 10b-18(a)(13)(iv).
          (i) Solvency. The assets of the Purchaser at their fair valuation exceed the liabilities of the Purchaser, including contingent liabilities; the capital of the Purchaser is adequate to conduct the business of the Purchaser and the Purchaser has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.
          (j) Required Filings. The Purchaser has made, and will use its best efforts to make, all filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the Transactions contemplated hereby.
          (k) No Conflict. The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Master Confirmation and any Supplemental Confirmation, as applicable, and the consummation of the transactions herein or therein contemplated do not conflict with or violate (i) any provision of the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, (ii) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over the Purchaser or any of its subsidiaries or any of their respective assets or (iii) any contractual restriction binding on or affecting the Purchaser or any of its subsidiaries or any of its assets.
          (l) Consents. All governmental and other consents that are required to have been obtained by the Purchaser with respect to performance, execution and delivery of this Master Confirmation or any Supplemental Confirmation, as applicable, have been obtained and are in full force and effect and all conditions of any such consents have been complied with.
          (m) Investment Company Act. The Purchaser is not and, after giving effect to the transactions contemplated in this Master Confirmation or any Supplemental Confirmation, as applicable, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
          (n) Commodity Exchange Act. The Purchaser is an “eligible contract participant,” as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.
     Section 5.02 Additional Representations, Warranties and Agreements. The Purchaser and the Seller represent and warrant to, and agree with, each other that:
          (a) Exempt Transaction. Each party acknowledges that all Transactions pursuant to this Master Confirmation or any Supplemental Confirmation are intended to be exempt from registration under the Securities, by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder (“Regulation D”). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Transaction for investment and not with a view to the distribution or resale thereof in a manner that would violate the Securities Act, and (iv) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.
          (b) Agency. Each party acknowledges that J.P. Morgan Securities Inc., an affiliate of the Seller (“JPMSI”) has acted solely as agent on behalf of the Seller in effecting this Master Confirmation and any Supplemental Confirmation. Each party acknowledges that JPMSI shall have no liability to either party under this Master Confirmation or any Supplemental Confirmation. JPMSI is authorized to act as agent for the Seller.
          (c) Non-Reliance. Each party has entered into this Master Confirmation solely in reliance on its own judgment. Neither party has any fiduciary obligation to the other party relating to this Master Confirmation nor any Transactions contemplated hereby. In addition, neither party has held itself out as advising, or has held out any of its employees or agents as having the authority to advise, the other party as to whether or not the other party should enter into this Master Confirmation nor any Transactions contemplated hereby, any subsequent actions relating to this Master Confirmation or any other matters relating to this Master Confirmation. Neither party shall have any responsibility or liability whatsoever in respect of any advice of this nature given, or views expressed, by it or any such persons to the other party relating to Master Confirmation nor any Transactions contemplated hereby, whether or not such advice is given or such views are expressed at the request of the other party. The Purchaser has conducted its own analysis of the legal, accounting, tax and other implications of this Master Confirmation and the Transactions contemplated hereby and consulted such advisors, accountants and counsel as it has deemed necessary.

     Section 5.03 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that:
          (a) Due Authorization. This Master Confirmation has been duly authorized, executed and delivered by the Seller and (assuming due authorization, execution and delivery thereof by the Purchaser) constitutes a valid and legally binding obligation of the Seller. The Seller has all corporate power to enter into this Master Confirmation and any Supplemental Confirmation, as applicable, and to consummate the transactions contemplated hereby and to deliver the Common Stock in accordance with the terms hereof or thereof.
          (b) Right to Transfer. The Seller will, on the first Business Day immediately following the Hedging Completion Date, have the free and unqualified right to transfer the Number of Shares of Common Stock to be delivered by the Seller pursuant to Section 2.01(a) hereof, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.
ARTICLE 6
Additional Covenants
     Section 6.01 Purchaser’s Further Assurances. The Purchaser hereby agrees with the Seller that the Purchaser shall cooperate with the Seller, and execute and deliver, or use its best efforts to cause to be executed and delivered, all such other instruments, and to obtain all consents, approvals or authorizations of any person, and take all such other actions as the Seller may reasonably request from time to time, consistent with the terms of this Master Confirmation, in order to effectuate the purposes of this Master Confirmation and the Transactions contemplated hereby.
     Section 6.02 Purchaser’s Hedging Transactions. The Purchaser hereby agrees with the Seller that the Purchaser shall not, during the Contract Period, enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock (including, without limitation, with respect to any securities convertible or exchangeable into the Common Stock) and agrees not to alter or deviate from the terms of this Master Confirmation.
     Section 6.03 No Communications. The Purchaser hereby agrees with the Seller that the Purchaser shall not, directly or indirectly, communicate any information relating to the Common Stock or a Transaction (including any notices required by Section 6.04) to any employee of the Seller or J.P. Morgan Securities Inc., other than as set forth in the Communications Procedures attached as Annex A hereto.
     Section 6.04 Notice of Certain Transactions. If at any time during the Contract Period, the Purchaser makes, or expects to be made, or has made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser (other than any such transaction in which the consideration consists solely of cash and there is no valuation period, or as to which the completion of such transaction or the completion of the vote by target shareholders has occurred), then the Purchaser shall (i) notify the Seller prior to the opening of trading in the Common Stock on any day on which the Purchaser makes, or expects to be made, or has made any such public announcement, (ii) notify the Seller promptly following any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Seller Termination Share Payment Period) that such announcement has been made and (iii) promptly deliver to the Seller following the making of any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Seller Termination Share Payment Period), a certificate indicating (A) the Purchaser’s average daily Rule 10b-18 purchases (as defined in

Rule 10b-18) during the three full calendar months preceding the date of such announcement and (B) the Purchaser’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of such announcement. In addition, the Purchaser shall promptly notify the Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Accordingly, the Company acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6.03.
ARTICLE 7
Termination
     Section 7.01 Additional Termination Events. (a) An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and a Transaction is the sole Affected Transaction if, on any day, the Seller reasonably determines, in its sole judgment, that it is unable to establish, re-establish or maintain in an economically efficient manner any hedging transactions reasonably necessary in the normal course of such party’s business of hedging the price and market risk of entering into and performing under a Transaction, due to market illiquidity, illegality, lack of availability of hedging transaction market participants or any other factor.
          (b) An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and a Transaction is the sole Affected Transaction if (i) a Share De-listing Event occurs; (ii) a Merger Event occurs; (iii) a Nationalization occurs, (iv) any event described in Section 8.02 occurs with respect to which, the Calculation Agent determines in its sole judgment, that it is impracticable to effect any adjustment contemplated by Section 8.02 in order to preserve the fair value of the Transaction to the Seller, (v) the 10b-18 VWAP on any Trading Day following the Execution Date shall have been less than such dollar amount set forth on the applicable Supplemental Confirmation under the heading “VWAP Termination Price” (subject to adjustment under Section 8.02) or (vi) an event described in paragraph III of Annex A occurs.
          (c) A “Share De-listing Event” means that at any time during the Contract Period, the Common Stock ceases to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event, a “De-Listing”) and are not immediately re-listed, traded or quoted as of the date of such de-listing, on another U.S. national securities exchange or a U.S. automated interdealer quotation system (a “Successor Exchange”), provided that it shall not constitute an Additional Termination Event if the Common Stock is immediately re-listed on a Successor Exchange upon its De-Listing from the Exchange, and the Successor Exchange shall be deemed to be the Exchange for all purposes. In addition, in such event, the Seller shall make any commercially reasonable adjustments it deems necessary to the terms of the Transaction.
          (d) A “Merger Event” means the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act (by the Purchaser or otherwise) at any time during the Contract Period of any (i) planned recapitalization, reclassification or change of the Common Stock that will, if consummated, result in a transfer of more than 20% of the outstanding shares of Common Stock, (ii) planned consolidation, amalgamation, merger or similar transaction of the Purchaser with or into another entity (other than a consolidation, amalgamation or merger in which the Purchaser will be the continuing entity and which does not result in any such recapitalization, reclassification or change of more than 20% of such shares outstanding), (iii) other takeover offer for the shares of Common Stock that is aimed at resulting in a transfer of more than 20% of such shares of Common Stock (other than such shares owned or controlled by the offeror) or (iv) irrevocable commitment to any of the foregoing.

          (e) A “Nationalization” means that all or substantially all of the outstanding shares of Common Stock or assets of the Purchaser are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.
     Section 7.02 Consequences of Additional Termination Events. (a) In the event of the occurrence or effective designation of an Early Termination Date under the Agreement, in lieu of payment of the amount payable in respect of a Transaction pursuant to Sections 6(d) and 6(e) of the Agreement (the “Termination Amount”), the Seller shall be obligated to deliver to the Purchaser the Alternative Termination Delivery Units pursuant to Section 7.03, unless the Purchaser elects cash settlement (which election shall be binding), as set forth in Section 7.02(b), and notifies the Seller of such election by delivery of written notice to the Seller on the Business Day immediately following the Purchaser’s receipt of a notice (as required by Section 6(d) of the Agreement following the designation of an Early Termination Date in respect of such Transaction or in respect of all transactions under the Agreement) setting forth the amounts payable by the Seller with respect to such Early Termination Date (the date of such delivery, the “Default Notice Day”); provided that the Purchaser’s election to receive the Alternative Termination Delivery Units pursuant to Section 7.03 shall not be valid and cash settlement shall apply if the representations and warranties made by the Purchaser to the Seller in Section 5.01 are not true and correct as of the date the Seller makes such election, as if made on such date.
          (b) If cash settlement applies in respect of an Early Termination Date, Section 6 of the Agreement shall apply.
     Section 7.03 Alternative Termination Settlement. Subject to Section 7.02(a), unless the Purchaser elects cash settlement pursuant to Section 7.02(b), (i) the Seller shall, beginning on the first Trading Day following the Default Notice Day and ending when the Seller shall have satisfied its obligations under this clause (the “Seller Termination Share Purchase Period”), purchase (subject to the provisions of Section 4.01 and Section 4.02 hereof) a number of Alternative Termination Delivery Units equal to (A) the Termination Amount divided by (B) the Termination Price; and (ii) the Seller shall deliver such Alternative Termination Delivery Units to the Purchaser on the settlement dates relating to such purchases.
     Section 7.04 Notice of Default. If an Event of Default occurs in respect of the Purchaser, the Purchaser will, promptly upon becoming aware of it, notify the Seller specifying the nature of such Event of Default.
ARTICLE 8
Adjustments
     Section 8.01 Reserved.
     Section 8.02 Dilution Adjustments. If (x) any corporate event occurs involving the Purchaser or the Common Stock (including, without limitation, any cash dividends, a spin-off, a stock split, stock or other dividend or distribution, reorganization, rights offering or recapitalization or any other event having a dilutive or concentrative effect on the Common Stock), or (y) as a result of the definition of Trading Day (whether because of a suspension of transactions pursuant to Section 4.02 or otherwise), any day that would otherwise be a Trading Day during the Contract Period is not a Trading Day or on such Trading Day, pursuant to Section 4.02, the Seller effects transactions with respect to shares of Common Stock at a volume lower than originally anticipated with respect to a Transaction or (z) as a result of market conditions, the Seller incurs additional costs in connection with maintaining its hedge position with respect to a Transaction (including, without limitation, the insufficient availability of stock lenders willing and able to lend shares of Common Stock with a borrow cost not significantly greater than the cost as of the date hereof and otherwise on terms consistent with those as of the date hereof), then in any such case, the Calculation Agent shall make corresponding adjustments with respect to any one or more of the Upside Threshold, the Minimum Delivery Number and any other variable or term relevant to the terms of the Transaction, as the Calculation Agent determines appropriate to preserve the fair value of the Transaction to the Seller, and shall determine the effective date of such adjustment. For the avoidance of doubt, notwithstanding any such adjustment by the Calculation Agent, nothing in this Section 8.02 shall result in Purchaser making any payment to the Seller or delivering any shares of Common Stock to the Seller in connection therewith.
ARTICLE 9
Miscellaneous
     Section 9.01 Successors and Assigns. All covenants and agreements in this Master Confirmation or any Supplemental Confirmation made by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.
     Section 9.02 Purchaser Indemnification. The Purchaser (the “Indemnifying Party”) agrees to indemnify and hold harmless the Seller and its officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities, joint or several (collectively, “Obligations ”), to which an Indemnified Person may become subject arising out of or in connection with this Master Confirmation or any Supplemental Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Person is a party thereto, and to reimburse, within 30 days, upon written request, each such Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparation for, providing evidence for or defending any of the foregoing, provided, however, that the Indemnifying Party shall not have any liability to any Indemnified Person to the extent that such Obligations (i) are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to the Indemnifying Party any amounts previously expended by the Indemnifying Party hereunder) or (ii) are trading losses incurred by the Seller as part of its purchases or sales of shares of Common Stock pursuant to this Master Confirmation or any Supplemental Confirmation (unless the Purchaser has breached any agreement, term or covenant herein).
     Section 9.03 Assignment and Transfer. Notwithstanding the Agreement, the Seller may assign any of its rights or duties hereunder to any one or more of its affiliates without the prior written consent of the Purchaser. Notwithstanding any other provision in this Master Confirmation or any Supplemental Confirmation to the contrary requiring or allowing Seller to purchase, sell, receive or deliver any shares of Common Stock or other securities to or from the Purchaser, Seller may designate any of its affiliates to purchase, sell, receive or deliver such shares of Common Stock or other securities and otherwise to perform the Seller’s obligations in respect of a Transaction and any such designee may assume such obligations. The Seller shall be discharged of its obligations to the Purchaser to the extent of any such performance.
     Section 9.04 Calculation Agent. All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a prior written request by the Purchaser, the Calculation Agent will provide to the Purchaser by e-mail to the e-mail address provided by the Purchaser in such a prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation.
     Section 9.05 Confidentiality. The Seller and the Purchaser hereby agree not to issue any press release, articles, advertising, publicity or other matter relating to this Master Confirmation, any Supplemental Confirmation or any Transaction or mentioning or implying the name of the parties hereto or thereto or the subject matter hereof or thereto, except as may be required by law, and then only after providing the other party with an opportunity to review and comment thereon. Notwithstanding the foregoing, there is no limitation on (i) disclosure of the tax treatment or any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of any Transaction or (ii) the filing of this Master Confirmation or any Supplemental Confirmation by the Purchaser with the SEC. The foregoing does not constitute an authorization to disclose the identity of any existing or future party to a Transaction or their representatives or, except relating to any disclosure of the tax structure or tax treatment, any specific pricing terms or commercial or financial information. The Purchaser hereby agrees to use reasonable efforts to seek confidential treatment under Rule 406 of the Securities Act for any pricing terms contained in any Supplemental Confirmation filed by the Purchaser with the SEC.
     Section 9.06 Unenforceability and Invalidity. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Master Confirmation or any Supplemental Confirmation shall not render any other provision or provisions herein or therein contained unenforceable or invalid.
     Section 9.07 Securities Contract. The parties hereto agree and acknowledge as of the date hereof that (i) the Seller is a “financial institution” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and (ii) this Master Confirmation and any Supplemental Confirmation shall be deemed a “securities contract,” as such term is defined i n Section 741(7) of the Bankruptcy Code, entitled to the protection of Sections 362(b)(6) and 555 of the Bankruptcy Code.
     Section 9.08 No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of the Purchaser hereunder are not secured by any collateral. Obligations under a Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under such Transaction, whether arising under the Agreement, this Master Confirmation, any Supplemental Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.
     Section 9.09 Notices. Unless otherwise specified herein, any notice, the delivery of which is expressly provided for in this Master Confirmation or any Supplemental Confirmation, may be made by telephone, to be confirmed in writing to the address below. Changes to the information below must be made in writing.

(a) If to the Purchaser: Network
Appliance, Inc. 7301 Kit
Creek Road P.O. Box 13917

Research Triangle Park, NC 27709
Attn: Ingemar Lanevi, VP and Corporate Treasurer
Telephone: 919-476-5750 Facsimile:

(b) If to the Seller:
JPMorgan Chase Bank, National Association
c/o J.P. Morgan Securities Inc. 277 Park Avenue
New York, NY 10172 Attention:
Eric Stefanik Title: Operations
Analyst EDG Corporate
Marketing Telephone No: (212)
622-5814 Facsimile No: (212)
622-8534

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it to us.
Yours sincerely,
J.P. MORGAN SECURITIES INC., as agent for
JPMorgan Chase Bank, National Association,
London Branch
By: /s/ Jason M. Wood
       Name: Jason M. Wood
       Title: Executive Director
Confirmed as of the date first
above written:
NETWORK APPLIANCE, INC.
By: /s/ Ingemar Lanevi
       Name: Ingemar Lanevi
       Title: VP and Corporate Treasurer
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

ANNEX A
COMMUNICATIONS PROCEDURES
March 19, 2007
I. Introduction
     Network Appliance, Inc., a Delaware corporation (“Counterparty”) and J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”) have adopted these communications procedures (the “Communications Procedures”) in connection with entering into the Master Confirmation (the “Master Confirmation”) dated as of March 19, 2007 between JPMorgan and Counterparty relating to the sale by JPMorgan to Counterparty of common stock, par value $0.001 per share, or security entitlements in respect thereof (the “Common Stock”) of the Counterparty. These Communications Procedures supplement, form part of, and are subject to the Master Confirmation.
II. Communications Rules
     1. From the date hereof until the end of the Contract Period, neither Counterparty, nor any Employee of Counterparty, nor any Designee of Counterparty shall (a) engage in any Program Related Communication with any Personnel, other than any of the Permitted Contact, or (b) in any event disclose any Material Non-Public Information to any Personnel, other than any of the Permitted Contacts, and
     2. Subject to the preceding provision, the Counterparty, any Employee of Counterparty and any Designee of Counterparty may at any time engage in any Non-Program Related Communication.
III. Termination
     If, in the sole judgment of any Personnel or any affiliate or Employee of JPMorgan participating in any Communication with Counterparty or any Designee of Counterparty, such Communication would not be permitted by these Communications Procedures, such Personnel or such affiliate or Employee of JPMorgan shall immediately terminate such Communication. In such case, or if such Personnel or such affiliate or Employee of JPMorgan determines following completion of any Communication with Counterparty, or any Designee of Counterparty, that such Communication was not permitted by these Communications Procedures, such Personnel or such affiliate or Employee of JPMorgan shall promptly consult with his or her supervisors and with counsel for JPMorgan regarding such Communication. If, in the reasonable judgment of JPMorgan’s counsel following such consultation, there is more than an insignificant risk that such Communication could materially jeopardize the availability of the affirmative defenses provided in Rule 10b5-1 under the 1934 Act with respect to any ongoing or contemplated activities of JPMorgan or its affiliates in respect of the Master Confirmation, it shall be an Additional Termination Event with respect to the Master Confirmation.
IV. Definitions
     Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Confirmation. As used herein, the following words and phrases shall have the following meanings:

A-1

     “Communication” means any contact or communication (whether written, electronic, oral or otherwise) between Counterparty, any Employee of Counterparty or one or more Designees of Counterparty, on the one hand, and JPMorgan or any of its affiliates or Employees, on the other hand.
     “Designee” means a person designated, in writing or orally, by Counterparty to communicate with JPMorgan on behalf of Counterparty.
     “Employee” means, with respect to any entity, any owner, principal, officer, director, employee or other agent or representative of such entity, and any affiliate of any of such owner, principal, officer, director, employee, agent or representative.
     “Material Non-Public Information” means information relating to the Counterparty or the Common Stock that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from the Counterparty to its shareholders or in a press release, or contained in a public filing made by the Counterparty with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold shares of Common Stock. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets and similar matters.
     “Non-Program Related Communication” means any Communication other than a Program Related Communication.
     “Permitted Contact” Mr. David Aidelson, Ms. Bernadette Barnard, Mr. Elliot Chalom, Mr. Santosh Nabar, Mr. James Rothschild, Mr. James F. Smith, Ms. Fabienne Wilmes and Mr. Jason Wood and any of the persons designated from time to time in writing by a Permitted Contact.
     “Personnel” means Reuben Jacob, Gaurav Arora and any other Employee of the public side of the Equity Derivatives Group or the Special Equities Group of J.P. Morgan Chase & Co.; provided that JPMorgan may amend the list of Personnel by delivering a revised list of Personnel to Counterparty.
     “Program Related Communication” means any Communication the subject matter of which relates to the Master Confirmation or any Transaction under the Master Confirmation or any activities of Agent (or any of its affiliates) in respect of the Master Confirmation or any Transaction under the Master Confirmation.

A-2

EXHIBIT A
SUPPLEMENTAL CONFIRMATION

To:	Network Appliance, Inc.
495 East Java Drive
Sunnyvale, California 94089

From:	JPMorgan Chase Bank, National Association, London Branch c/o
J.P. Morgan Securities Inc. 277 Park Avenue, 11th Floor
New York, NY 10172

Subject:	Accelerated Share Buyback

Ref. No:	[Insert Reference No.]

Date:	[ ], 200_
     The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (“Seller”) and Network Appliance, Inc. (“Purchaser” and together with Seller, the “Contracting Parties”) on the Execution Date specified below. This Supplemental Confirmation is a binding contract between Seller and Purchaser as of the relevant Execution Date for the Transaction referenced below.
1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of March 19, 2007 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Execution Date [date this Supplemental Confirmation is executed]:	[ , 200_]

Purchase Price [aggregate purchase price]:	USD[ ]

Valuation Price Adjustment Amount [discount to VWAP]:	USD[ ]

Number of Days in Averaging Period:	[___] calendar days

Upside Threshold Percent [percent of the Hedging Price]:	[___]%
VWAP Termination Price [per share price that would constitute an Additional Termination Event]:	USD[___] per share
Exh. A-1

3. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.
     Purchaser hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between Seller and Purchaser with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Eric Stefanik, Operations Analyst, EDG Corporate Marketing, Facsimile No: (212) 622-8534, 277 Park Avenue, New York, NY 10172.
Yours sincerely,
J.P. MORGAN SECURITIES INC., as agent for
JPMorgan Chase Bank, National Association,
London Branch
By: /s/ Jason M. Wood
       Authorized Signatory
Agreed and Accepted NETWORK
APPLIANCE, INC.
By:
       Name:
       Title:
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority
Exh. A-2

EXHIBIT B
FORM OF PRICING SUPPLEMENT
[SELLER’S LETTERHEAD]
[Date]
Network Appliance, Inc. 495
East Java Drive Sunnyvale,
California 94089
[Ladies and Gentlemen / Mr.                      ~:
     This letter is a Pricing Supplement to the Supplemental Confirmation dated [                    , 20~ (the “Supplemental Confirmation”) within the meaning of Section 2.04(c) of the Master Confirmation dated as of [                      , 20~ (the `1Vlaster Confirmation”) between Network Appliance, Ina (the “Purchaser”) and [                      ~(the “Seller”), by [                      ~, as its agent. Capitalized terms used herein have the meanings set forth in the Master Confirmation.
     This Pricing Supplement relates to the Transaction described in the Supplemental Confirmation. Upon the terms and subject to the conditions of the Master Confirmation, the terms of the Transaction shall be as follows:

1.	Hedging Price:	[	~.

2.	Upside Threshold:	[

3.	Minimum Delivery Number:	[	~.

4.	First Day of the Averaging Period:	[	~.

Very truly yours,
[Seller]
By:
       Name:
       Title:
Acknowledged and Confirmed:
NETWORK APPLIANCE, INC.
By:
       Name:
       Title:
Exh. B-1

EXHIBIT C
[Letterhead of Purchaser]
[Seller’s Address]
     Re: Accelerated Purchase of Equity Securities
Ladies and Gentlemen:
     In connection with our entry into the Master Confirmation dated as of ~], 200L] (the `1Vlaster Confýrmation”), we hereby represent that set forth below is the total number of shares of our common stock purchased by or for us or any of our affiliated purchasers in Rule l Ob-18 purchases of blocks (all defined in Rule lOb-18 under the Securities Exchange Act of 1934) pursuant to the once-a-week block exception set forth in Rule l Ob-18(b)(4) during the four full calendar weeks immediately preceding the first day of the Averaging Period (as defined in the Master Confirmation) and the week during which the first day of the Hedging Period occurs.
     Number of Shares:
     We understand that you will use this information in calculating trading volume for purposes of Rule lOb-18.
Very truly yours,
NETWORK APPLIANCE, INC.
By:
       Name:
       Title:
Exh. C-1

EXHIBIT D
OPINION OF COUNSEL TO PURCHASER
1. The Purchaser is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.
2. The Purchaser has all corporate power to enter into this Master Confirmation and to consummate the transactions contemplated hereby and to deliver the Common Stock in accordance with the terms hereof. This Master Confirmation has been duly authorized and validly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors’ generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3. The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations, under this Master Confirmation and the consummation of the transactions herein contemplated, and, do not conflict with or violate (x) any provision of the certificate of incorporation or by-laws of the Purchaser, (y) any order or judgment of any court or governmental agency or body having jurisdiction over the Purchaser or any of the Purchaser’s assets or (z) any material contractual restriction binding on or affecting the Purchaser or any of its assets.
4. All governmental and other consents that are required to have been obtained by the Purchaser with respect to performance, execution and delivery of this Master Confirmation have been obtained and are in full force and effect and all conditions of any such consents have been complied with, other than such consents which, if not obtained, will not individually or in the aggregate have a material adverse effect on the Purchaser or on the ability of the Purchaser to complete the transactions contemplated by this Master Confirmation.

Exh. D-1